Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 10, 2023, relating to the consolidated financial statements and the effectiveness of Lands’ End, Inc.’s internal control over financial reporting, appearing in Lands’ End, Inc.’s Annual Report on Form 10-K for the year ended January 27, 2023.

/s/ BDO USA, LLP

Madison, Wisconsin

June 14, 2023